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                                                                  Exhibit 10.01




April 13, 2005







Dear Jeff,

It is with great pleasure that I confirm in writing our offer of employment to you. All of us who have met with you enthusiastically believe you represent an exceptional fit with Cardinal Health and a superb addition to the executive management team. The major provisions of your offer are:

1. The position is Executive Vice President, effective as of your start date, and Chief Financial Officer, effective as of May 15, 2005, reporting directly to me. You will also serve on the Executive Committee of Cardinal Health and the CEO Strategy Committee.

2. Your initial annual base salary will be $550,000, and your cash compensation profile will be reviewed along with all other officers of Cardinal Health at regular annual intervals with the Human Resources and Compensation Committee of the Board of Directors (Compensation Committee).

3.    You will be eligible to participate in our Management Incentive Plan
      (MIP). Your target annual incentive will be 100% of your base salary. Your incentive for the remainder of fiscal year 2005 (ending June 30, 2005) will be guaranteed at target, prorated for your start date through the end of this fiscal year. In addition, we will guarantee 50% of your target bonus amount for fiscal year 2006.

4. You will receive a stock option grant along with a grant of Restricted Share Units (RSU's), which represents both a prorated grant for fiscal year 2005 and a pull-forward grant for fiscal year 2006, which you would have been eligible to receive in August, 2005. You will be granted, effective on your start date, a grant of 60,000 option shares, along with a grant of 9,000 RSU's. The 60,000 options will vest in four equal annual installments of 25% each year immediately following the grant date, and will expire on the anniversary of the grant date in 2012. The 9,000 RSU's will vest in three equal annual installments of 33.3% each year immediately following the grant date.

      In addition, you will receive on your start date:

         o 12,000 Restricted Share Units, with a three-year cliff vesting.

         o The cash value of 3,000 Cardinal Health shares on your start date. If you voluntarily resign from Cardinal Health within your first year of employment, the value of this award would be repayable by you to the Company.

         o An additional option grant, with a three-year cliff vesting, whose Black-Scholes present value shall be the remainder of the total value of the above two awards subtracted from $1.8 million. This option will expire on the anniversary of the grant date in 2015.

      All of the options listed above will be granted at the price of Cardinal Health stock at the close of market on your start date. All of the above RSUs will be payable at least six months after your separation from Cardinal Health. You will be eligible for the next regular annual grant of stock or stock options in fiscal year 2007, expected to be granted in August, 2006.


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Mr. Jeff Henderson
April 13, 2005
Page Two

5. You are eligible to participate in the Cardinal Health Profit Sharing, Retirement and Savings Plan (including a 401(k) feature) on the first day of the month following one full calendar month of employment (provided you work 20 hours a week or more). You may contribute up to 50% of your pre-tax earnings to the Plan (subject to IRS maximum). Cardinal Health matches employee contributions at a rate equal to 100% for each dollar contributed up to 3% of pay and then 50% on the next 2% of pay. In addition, the Company has an annual defined contribution of 3%. Employees are immediately 100% vested in matching contributions and 100% vested in the defined contributions after three years of continuous service. Enrollment information will be sent to you by our Plan administrator, prior to your eligibility date.


6. You will be eligible to participate in the Cardinal Health Deferred Compensation Plan (Non-Qualified Plan) that complements our 401(k) Plan and enables the highly compensated employee to continue to save over and above the IRS limits in the 401(k) qualified plan. You may contribute up to 20 percent of your total eligible compensation. Cardinal Health matches dollar for dollar on the first 3 percent and 50 cents on the next 2 percent of salary deferred between $210,000 and $310,000. These matching dollars vest immediately. The Company also contributes a 3 percent annual contribution for eligible compensation earned between $210,000 and $310,000. In addition, the Company provides a social security integration contribution of 3 percent for eligible compensation between $90,000 and $310,000. These 3 percent company contributions vest after 3 years of service.

7. You will be eligible to participate in the Cardinal Health Employee Stock Purchase Plan at the beginning of the next offering period under the terms specified in the Plan. You have the opportunity to purchase Cardinal Health stock at a 15% discount through after-tax payroll deductions. There are two offering periods each year, January - June and July - December. Enrollment information will be provided to you prior to the next eligible offering period after your employment date.

8. You will be eligible for participation in our group benefits program on your date of hire. This program includes coverage for medical, dental, vision, life insurance, accidental death and dismemberment, short-term and long-term disability.

9. Your first day of employment will be mutually agreed to upon acceptance of this offer.

10. Consistent with our policies for all Cardinal Health personnel and the special consideration of our industry, this offer is contingent upon the taking of a company-paid drug screening test, as well as background check, the results of which must be negative and received prior to the above start date.

11. If your employment is involuntarily terminated without cause within the first three years of your start date, the Company will provide you with severance equal to twelve months of your starting base salary. Additionally, if within 60 days following the 18-month anniversary of your start date you provide 60 days notice of your voluntary resignation from Cardinal Health, and so long as at the time Cardinal Health receives such notice and for the 60-day period thereafter, Cardinal Health does not have grounds to terminate your employment for gross misconduct, then you will receive the following:

         o A cash payment equal to two times (2X) the sum of your starting annual base salary and annual target bonus, which will be paid to you in equal monthly installments over a period of 12 months; provided, however, that if you disclose or use in any capacity other than as necessary in the performance of duties assigned by the Company any confidential information, trade secrets or other business sensitive information or material concerning the Company or its subsidiaries at any time during this 12-month payout period, any installment of this cash payment already paid out to you would be repayable by you to the Company and you will forfeit any future installments due to you under this provision;

         o An additional cash payment equal to 50% of your starting annual target bonus, which will be paid to you in full upon your resignation date; and

         o 100% vesting of the RSU grants specified in paragraph 4 above, which will occur upon your resignation date. The RSU grants will be payable per their terms at least six months after your separation from Cardinal Health.


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Mr. Jeff Henderson
April 13, 2005
Page Three

      If the severance payments above are ever deemed to be covered by recently adopted deferred compensation tax rules (Section 409A of the Internal Revenue Code), it may be necessary for Cardinal Health to delay commencing your severance payments until after the six month anniversary of your termination of employment.

12. You will be eligible for the Company's executive relocation program, which will be forwarded to you as soon as possible.

13. We will continue to review additional compensation-related issues associated with your transition: tax equalization, lease commitment, repatriation commitments and commuting expenses.

14. Your employment with Cardinal Health is terminable with or without notice at the will of either you or the Company at any time for any reason. There shall be no contract, express or implied, of employment.

15. This offer is subject to formal approval by the Compensation and Executive Committees of our Board of Directors.

Jeff, I understand you may have some follow up questions once you have had the opportunity to review the details of this offer. Please feel free to call Tony Rucci or me to discuss any specific questions on the offer.

Sincerely,

/s/ Robert D. Walter

Robert D. Walter
Chairman and Chief Executive Officer

cc:    Tony Rucci
       Carole Watkins


I accept the above offer of employment:

/s/ Jeff Henderson                            4/13/05
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Jeff Henderson                                Date